Exhibit 99.1
Contact:
Priscilla Harlan
Vice President, Corporate Communications
Molecular Insight Pharmaceuticals, Inc.
(617) 492-5554
FOR IMMEDIATE RELEASE
Molecular Insight Pharmaceuticals, Inc. Announces Second Quarter 2008 Financial Results
— Zemiva™ Planned Pivotal Phase 2 Trial on Track, Data Expected By Year End —
— Conference Call Today at 10:00 a.m. Eastern Time to Include Trofex™ and Prostate Cancer
Presentation by Dr. R. Edward Coleman of Duke University —
Cambridge, MA, August 13, 2008 — Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI) announced today financial results for the second quarter and six months ended June 30, 2008 and provided guidance for clinical milestones through the first half of 2009.
Second Quarter 2008 Highlights
Molecular Insight successfully completed several milestones during the second quarter:
Zemiva
—	Completed enrollment of the Zemiva planned pivotal Phase 2 clinical trial for the detection of cardiac ischemia in the emergency department setting. The Company plans to report data from the trial by year end.
Azedra™
—	Completed the Phase 1 dose-ranging clinical trial in adults with pheochromocytoma. Preliminary data presented at the American Society of Clinical Oncology (ASCO) and Society of Nuclear Medicine (SNM) annual meetings suggest that Azedra is safe and well tolerated with evidence of antitumor activity, supporting movement into a planned pivotal Phase 2 trial.

—	Initiated a Phase 2 clinical trial for the treatment of children with high-risk neuroblastoma, with the primary objective of determining a maximum tolerated dose. The trial is being coordinated by the New Approaches to Neuroblastoma Therapy Consortium (NANT).
Trofex
—	Initiated a Phase 1 clinical trial for the molecular radioimaging program for the detection and monitoring of metastatic prostate cancer. The trial is evaluating two candidate compounds, MIP-1072 and MIP-1095, discovered and developed by Molecular Insight, in order to select the lead candidate for further development and commercialization.
“Molecular Insight made significant progress in our targeted radiopharmaceutical clinical programs during the second quarter and we look forward to completing several exciting milestones in the months ahead,” commented David S. Barlow, Chairman and CEO of Molecular Insight. “By year end we expect to report data from Zemiva’s planned Phase 2 registration trial for the rapid and timely diagnosis of cardiac ischemia in the emergency department setting. Results from this trial will guide our strategy for a potential Phase 3 confirmatory trial for the candidate.”
Mr. Barlow continued, “Additionally, through the first half of 2009, we anticipate making significant clinical progress in our oncology pipeline. We intend to initiate a planned pivotal Phase 2 trial for Azedra in neuroendocrine tumors. We also plan to initiate Phase 1 dosimetry trials for Onalta™, which complements Azedra, for the treatment of metastatic carcinoid and pancreatic neuroendocrine tumors; and for Solazed™, for the treatment of metastatic malignant melanoma. Lastly, we plan to complete Trofex’s dosimetry trial for the detection and monitoring of prostate cancer and select a candidate to progress into further clinical development.”

Financial Results
For the second quarter 2008, the Company reported a net loss of ($21.0) million or ($.84) per share on a basic and diluted basis, compared to a net loss of ($11.5) million, or ($.47) per share on a basic and diluted basis in the second quarter of 2007. Total revenue for the second quarter of 2008 was approximately $0.09 million compared to total revenue of approximately $0.02 million in the second quarter of 2007. Revenue to date has consisted of National Institutes of Health grants.
Operating expenses for the second quarter reflected a 36% increase from the same period of the previous year. Research and Development expenses, which represent 61% of total operating expenses, were $10.1 million for the quarter, as compared to $7.7 million for the same period last year. Key components of the 31% spending increase were additions to the research and development staff, as well as growth in program spending for both Zemiva and Trofex, and costs associated with clinical trials. Operating expenses also included a 43% increase in G&A expenses. G&A expenses were $6.4 million for the second quarter of 2008, compared to $4.4 million in the second quarter of the prior year. This increase is primarily due to increases in compensation and benefits as a result of additional staff, legal fees related to patent assets, and expenses in support of public company reporting requirements, including compliance with provisions of Sarbanes-Oxley. Other expense (net) was $4.7 million for the three months ended June 30, 2008, as compared to $0.6 million for the same three-month period in 2007. The increase in interest expense for the second quarter of 2008, compared to the second quarter of 2007, was due to the $5.7 million payment-in-kind interest accrued on the Company’s $150 million Senior Secured Floating Bonds.
For the six months ending June 30, 2008, the Company reported a net loss of ($40.8) million or ($1.63) per share on a basic and diluted basis. This compares with a net loss of ($25.0) million for the same six-month period in 2007. Included in the net loss for the six months ending June 30, 2008 is revenue of approximately $0.2 million, which to date represents grant revenue from the National Institutes of Health and compares with approximately $0.3 million, from the same source, during the period ended June 30, 2007.
Operating expenses for the first six months ended June 30, 2008 increased by 27% to $31.7 million up from $24.9 million for the same period in the previous year. R&D expenses, which accounted for 64% of the Company’s operating expenses for the six months ended June 30, 2008, increased 16% to $20.1 million from $17.4 million in the same period last year. This increase was primarily due to the ramp up of the Zemiva program with increased costs associated with all aspects of the clinical trial, as well as expenses for the Azedra programs. This increase in expenses year over year was offset by a one-time licensing fee for Onalta and an acquisition fee for Solazed. The 53% increase in G&A expense to $11.5 million for the six months of 2008 as compared to $7.5 million for the same period in 2007 is attributable to additional staff, legal fees related to patent assets and expenses in support of public company reporting requirements, including compliance with provisions of Sarbanes-Oxley. The increase in other expense (net) for the six months ended June 30, 2008 is principally attributed to the $8.9 million payment-in-kind interest accrued on the $150 million Senior Secured Floating Bonds as noted above.
At June 30, 2008 the Company had approximately $131.2 million in cash, cash equivalents and short-term and long-term investments.
Conference Call Access Information
To access the live call on August 13, 2008 at 10:00 a.m. Eastern Time, dial 888-713-4214 or 617-213-4866 (for international participants) at least five minutes prior to the start of the call. The participant pass code is 65915430. For one week following the call, an audio replay can be accessed by dialing 888-286-8010 or 617-801-6888 (for international callers) and using the pass code 75796645.
Dr. R. Edward Coleman, the Lead Investigator for the Phase 1 Trofex trial, will join the Molecular Insight team for a discussion of metastatic prostate cancer and related clinical programs. Dr. Coleman is a Professor and Vice Chairman of the Department of Radiology and Director of Nuclear Medicine at the Duke University Medical Center and is board-certified in Nuclear

Medicine and Internal Medicine. His research has been published in more than 400 scientific papers in several leading journals and he has published several textbooks related to nuclear medicine. Dr. Coleman is on the editorial board of several top medical journals, including The Journal of Nuclear Medicine, Radiology and Academic Radiology.
A live audio webcast of the call will also be available on the “Investor Relations” section of the Company’s website, www.molecularinsight.com. The Company will present a short PowerPoint presentation during the call. An archived audio webcast will be available on the Company’s website after the event and will be archived for 30 days.
About Molecular Insight Pharmaceuticals, Inc.
Molecular Insight Pharmaceuticals (NASDAQ: MIPI) is a biopharmaceutical company specializing in the emerging field of molecular medicine, applying innovations in the identification and targeting of disease at the molecular level to improve healthcare for patients with life-threatening diseases. The Company is focused on discovering, developing and commercializing innovative, molecular radiotherapeutics and molecular imaging pharmaceuticals with initial applications in the areas of oncology and cardiology. Its lead molecular radiotherapeutic product candidates, Azedra and Onalta, are being developed for detection and treatment of cancer. The Company’s lead molecular imaging pharmaceutical product candidate, Zemiva, is being developed for the diagnosis of cardiac ischemia, or insufficient blood flow to the heart. In addition, the Company has a growing pipeline of product candidates resulting from application of its proprietary platform technologies to new and existing compounds. Molecular Insight Pharmaceuticals is based in Cambridge, Massachusetts and its website address is: www.molecularinsight.com.
Forward-Looking Statements
Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about the development of AzedraTM, OnaltaTM, ZemivaTM, Trofex™ and our other product candidates. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Results Report for the Second Quarter of Fiscal 2008
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts and except weighted average shares outstanding)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008

Revenue — Research and development grants	$15	$88	$262	$176

Operating expenses:
Research and development	7,683	10,076	17,368	20,118
General and administrative	4,442	6,356	7,527	11,537

Total operating expenses	12,125	16,432	24,895	31,655

Loss from operations	(12,110)	(16,344)	(24,633)	(31,479)

Other income (expense):
Interest income	620	1,127	1,146	2,397
Interest expense	(54)	(5,793)	(1,489)	(11,672)

Total other income (expense), net	566	(4,666)	(343)	(9,275)

Net loss	(11,544)	(21,010)	(24,976)	(40,754)

Redeemable convertible preferred stock dividends and accretion of issuance costs	—	—	(1,368)	—

Net loss attributable to common stockholders	($11,544)	($21,010)	($26,344)	($40,754)

Net loss per share attributable to common stockholders-basic and diluted	($0.47)	($0.84)	($1.24)	($1.63)

Weighted average shares outstanding — basic and diluted	24,782,715	24,972,906	21,208,365	24,963,488

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	June 30,
	2007	2008
		(Unaudited)

Cash and cash equivalents	$62,115	$28,893
Investments	57,088	94,665
Prepaid expenses and other current assets	1,805	2,031
Current assets	121,008	125,589

Property and equipment—net	4,733	5,398
Debt issuance costs —net	7,168	6,583
Restricted cash	—	500
Investments	43,793	7,652

Total assets	$176,702	$145,722

Current liabilities	15,013	11,857
Bonds payable — net of discount	133,133	143,910
Other long term liabilities	—	268
Total liabilities	148,146	156,035

Total stockholders’ equity (deficit)	28,556	(10,313)

Total liabilities and stockholders’ equity	$176,702	$145,722

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